EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated March 28, 2006, relating to the financial statements and financial statement schedule of Environmental Power Corporation as of and for the years ended December 31, 2006, 2005 and 2004 appearing in the Annual Report on Form 10-K of Environmental Power Corporation for the year ended December 31, 2006, and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ Vitale, Caturano & Co., Ltd.
Boston, Massachusetts March 28, 2007